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                     June 12, 2023

       Daniel J. Mathewes
       Senior Executive Vice President and Chief Financial Officer Hilton Grand Vacations Inc.
       6355 MetroWest Boulevard, Suite 180
       Orlando, FL 32835

                                                        Re: Hilton Grand
Vacations Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 001-37794

       Dear Daniel J. Mathewes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction